PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 2004
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 17, 2001

                        2,475,248 SHARES OF COMMON STOCK

                            VALENCE TECHNOLOGY, INC.

                                  COMMON STOCK
                              --------------------

     We are selling 2,475,248 shares of our Common Stock. We may sell these shares at any time, but we are not required to sell any shares.

     We may offer the shares through public or private transitions, at prevailing market prices or at privately negotiated prices.

     Our common stock is listed on The Nasdaq SmallCap Market under the symbol "VLNC." The last reported sale price of our common stock on November 26, 2004, was $3.79 per share.

                              --------------------

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-2 OF THIS PROSPECTUS SUPPLEMENT.

                              --------------------


                                                              Per Share             Total
       PUBLIC OFFERING PRICE............................        $ 3.03           $ 7,500,000
       NET PROCEEDS, AFTER ESTIMATED EXPENSES, TO US....        $ 2.83           $ 7,000,000


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                                  A.G. EDWARDS

                  PROSPECTUS SUPPLEMENT DATED NOVEMBER 29, 2004

     YOU SHOULD RELY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, RESPECTIVELY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

     INFORMATION CONTAINED ON OUR WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

     VALENCE TECHNOLOGY, INC., OUR LOGO AND OTHER TRADEMARKS MENTIONED IN THIS PROSPECTUS SUPPLEMENT ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.



                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT
                                                                           PAGE


      About This Prospectus Supplement.....................................S-ii

      Forward-Looking Information..........................................S-ii

      Valence Technology, Inc..............................................S-1

      The Offering.........................................................S-1

      Exchange of Preferred Stock                                          S-1

      Use of Proceeds......................................................S-2

      Dilution.............................................................S-2

      Risk Factors.........................................................S-3

      Common Stock Price Range.............................................S-19

      Legal Matters........................................................S-19

      Incorporation by Reference...........................................S-19

                                   PROSPECTUS

       About This Prospectus................................................. I

       Summary............................................................... 1

       Special Note Regarding Forward-Looking Statements..................... 3

       Use of Proceeds....................................................... 3

       General Description of Securities..................................... 3

       Plan of Distribution.................................................. 3

       Incorporation by Reference............................................ 4

       Where You Can Find More Information................................... 5

       Legal Matters......................................................... 5

       Experts............................................................... 5

WE ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE COMMON STOCK IN CERTAIN JURISDICTIONS MAY BE RESTRICTED BY LAW. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OUTSIDE THE UNITED STATES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE, AND MAY NOT BE USED IN CONNECTION WITH, AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE AN OFFER OR SOLICITATION.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement.

     Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Valence," "we," "us" and "our" are to Valence Technology, Inc. and its consolidated subsidiaries.

                           FORWARD-LOOKING INFORMATION

     This prospectus supplement and the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to have been correct.

     We generally identify forward-looking statements in this prospectus supplement and the accompanying prospectus using words like "believe," "intend," "expect," "estimate," "may," "should," "plan," "project," "contemplate," "anticipate," "predict" or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Except as required by applicable law, including the securities laws of the United States, and the rules and regulations of the Securities and Exchange Commission, we do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus supplement, whether as a result of any new information, future events or otherwise.

     Some of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is based on market data and industry forecasts and projections, which we have obtained from market research, publicly available information and industry publications. These sources generally state that the information that they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of this information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers' experience in the industry and we cannot assure you that any of the projected amounts will be achieved. Similarly, we believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

                            VALENCE TECHNOLOGY, INC.

OUR BUSINESS

     We have commercialized the first phosphate-based lithium-ion technology and have brought to market several products utilizing this technology. Our mission is to drive the wide adoption of high-performance, safe, low-cost energy storage systems by drawing on the numerous benefits of our latest battery technology, Saphion(R), the extensive experience of our management team and the significant market opportunity available to us. Our Saphion(R) technology, a phosphate-based cathode material, addresses the need for a safe lithium-ion solution, especially in large-format applications.

     Founded in 1989 as a research and development company, we currently possess an extensive library of international patents. Prior to 2000, our efforts were focused primarily on developing and acquiring battery technologies. During 2001, with the addition of Stephan Godevais as Chief Executive Officer and President, and recruitment of additional executive management talent, we developed and initiated the implementation of a business plan to capitalize on the significant market opportunity for safe, high-performance energy storage systems by productizing and commercializing our technological innovations. We currently manufacture and market our N-Charge(TM) Power System and our K-Charge(TM) Power System and recently introduced our U-Charge(TM) Power System family of products.

     Our business headquarters are located in Austin, Texas, our research and development centers are in Henderson, Nevada and Oxford, England, and our European sales and OEM manufacturing support center is in Mallusk, Northern Ireland.

                                       THE OFFERING

Issuer                                Valence Technology, Inc.

Common stock offered                  2,475,248 Shares

Common stock to be outstanding        83,445,056
immediately after the offering
Plan of Distribution                  The sale of the common stock
                                      contemplated hereby is being made
                                      directly by us to an institutional
                                      investor pursuant to terms negotiated
                                      between the investor and us.

Use of proceeds                       We will use the net proceeds from the sale
                                      of the securities for working capital and general corporate purposes.

Listing                               Nasdaq SmallCap Market

Nasdaq SmallCap Market symbol         VLNC


     Unless otherwise indicated, all share information in this prospectus supplement is based on the number of shares of common stock outstanding as of November 26, 2004.

                           EXCHANGE OF PREFERRED STOCK

     Concurrently with this offering, we have entered into an agreement with the holder of our Series C Convertible Preferred Stock whereby we will effect an exchange of all of our outstanding shares of series C preferred stock (representing $8.6 million of stated value) for 431 shares of our Series C-1 Convertible Preferred Stock (representing $4.3 million of stated value) and 430 shares of our Series C-2 Convertible Preferred Stock (representing $4.3 million of stated value). The series C-1 preferred stock and series C-2 preferred stock will carry a

2% dividend payable quarterly in cash or common stock and will have other terms substantially identical to the existing series C preferred stock other than: (1) the series C-1 preferred stock and series C-2 preferred stock will be convertible into common stock at the option of the holder at $4.00 per share,
(2) the Company has the right to convert each series of preferred stock into common stock if the average of the volume weighted average price of the Company's common stock for a ten-day trading period is at or above $6.00 per share, (3) each series of preferred stock is redeemable by the holders at the maturity date of December 15, 2005 for its stated value plus accrued and unpaid dividends and (4) the holders of the series C-2 preferred stock have the option of causing us to redeem the series C-2 preferred stock during two 30-day periods commencing on June 15, 2005 and September 15, 2005. The series C-1 preferred stock and the Series C-2 preferred stock are convertible into an aggregate of 2,152,500 shares of our common stock.

                                 USE OF PROCEEDS

     The Company will use the net proceeds from the sale of the securities for working capital and general corporate purposes.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value for our common stock as of September 30, 2004, was a deficit of $57.4 million, or ($0.71) per share of common stock. Net tangible book value per share of common stock represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2004. After giving effect to the sale by us of 2,475,248 shares of common stock offered in this offering at a public offering price of $3.03 per share and after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2004 would have been a deficit of $50.4 million or ($0.60) per share of common stock. This represents an immediate increase in the net tangible book value of $0.11 per share to our existing common stockholders and an immediate dilution in the net tangible book value of $3.63 per share of common stock to the purchaser of the common stock in this offering. The following table illustrates this calculation on a per share basis:

        Assumed public offering price per share                            $3.03
        Net tangible book value per share as of September
        30, 2004                                             ($ 0.71)
        Increase per share attributable to new investor         0.11
                                                              -------

        As adjusted net tangible book value per share
        after the offering                                               ($0.60)
                                                                         -------

        Dilution per share to new investors                               $3.63
                                                                         =======

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN EVALUATING US AND OUR BUSINESS. IF ANY OF THE EVENTS DESCRIBED BELOW OCCUR, OUR BUSINESS AND FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED IN A MATERIAL WAY. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, PERHAPS SIGNIFICANTLY.

                          RISKS RELATED TO OUR BUSINESS

WE MAY NEED TO RAISE ADDITIONAL DEBT OR EQUITY FINANCING TO EXECUTE OUR BUSINESS PLAN.

     At September 30, 2004, our principal sources of liquidity were cash and cash equivalents of $2.8 million and $15 million remaining under the $20 million backup equity funding commitment entered into in June 2004 with Mr. Carl Berg. Following the end of the quarter we drew down an additional $3.0 million on this back up equity funding commitment, leaving $12 million remaining. The commitment allows us to request Mr. Berg or an affiliate company to purchase shares of common stock from time to time at the average closing bid price of the stock for the 5 days prior to the purchase date. This commitment can be reduced by Mr. Berg by the amount of net proceeds received by us from the sale of building or equipment from our Mallusk, Northern Ireland facility or the amount of net proceeds in a debt or equity transaction, and may be increased if necessary under certain circumstances. As of September 30, 2004 we had received net proceeds of $450,000 related to the sale of equipment from our Northern Ireland facility. As of the date hereof, Mr. Berg has not requested that his commitment be reduced by this amount.

     Under the terms of our Series C Convertible Preferred Stock, we are required to redeem all outstanding shares of our series C preferred stock on December 2, 2004 at their stated value plus accrued and unpaid dividends. Based on the number of shares of series C preferred stock currently outstanding, our redemption obligation would aggregate $8.6 million. Concurrently with this offering, we have entered into an agreement with the holder of the series C preferred stock whereby we will exchange all of our outstanding series C preferred stock for two new series of preferred stock, 431 shares of Series C-1 Convertible Preferred Stock (with a stated value of $4.3 million) and 430 shares of Series C-2 Convertible Preferred stock (with a stated value of $4.3 million). Each series of preferred stock is redeemable by the holders at the maturity date of December 15, 2005 for its stated value plus accrued by unpaid dividends. The holders of the series C-2 preferred stock have the option of causing us to redeem the series C-2 preferred stock during to 30-day periods commencing on June 15, 2005 and September 15, 2005. Each of the series of preferred stock may be redeemed earlier upon the occurrence of certain triggering or default events. If these shares are not converted by the holders thereof prior to their respective maturity or redemption dates, we will need to renegotiate the terms of the series or arrange financing to fund the redemption. We may not be able to renegotiate the terms or raise additional financing on terms that would be favorable to us or at all.

     Currently, we do not have sufficient sales and gross profit to generate the cash flows required to meet our operating and capital needs. Therefore, we depend upon our ability to periodically arrange for additional equity or debt financing to meet our operating needs. Unless our product sales are greater than we currently forecast or there are other changes to our business plan, we will need to arrange for additional financing within the next twelve months to fund our operating and capital needs. This financing could take the form of debt or equity. Given our historical operating results, the stage of development of our products and the amount of our existing debt, as well as the other factors described below, we may not be able to arrange for debt or equity financing from third parties on favorable terms or at all.

     Our current forecast assumes product sales during fiscal 2005 from our N-Charge(TM) Power System, which are subject to seasonal fluctuations, of between $2.0 million and $3.5 million per quarter, and increasing revenues from shipments of our large-format products. We also anticipate further cash benefits from continued reductions in our operating expenses and manufacturing costs, offset by increases to capital expenditures associated with our establishment of manufacturing and development operations in China. Our cash requirements may vary materially from those now planned because of changes in our operations, including the failure to achieve expected revenues, greater than expected expenses, changes in OEM relationships, market conditions, the failure to timely realize our product development goals and other adverse developments. In addition, we are subject to contingent obligations, including the possible redemption of our Series C1 preferred stock and Series C2 preferred stock at their respective maturity dates and demand for repayment of a portion or all of our existing grants, which could have negative impact on our available liquidity sources during the next twelve months.

OUR LIMITED FINANCIAL RESOURCES COULD MATERIALLY AFFECT OUR BUSINESS, OUR ABILITY TO COMMERCIALLY EXPLOIT OUR TECHNOLOGY AND OUR ABILITY TO RESPOND TO UNANTICIPATED DEVELOPMENTS, AND COULD PLACE US AT A DISADVANTAGE TO OUR COMPETITORS.

     Currently, we do not have sufficient sales and gross profit to generate the cash flows required to meet our operating and capital needs. Nor do we have committed financing to provide for our operations for more than the next 12 months. As a consequence, one of our primary objectives has been to reduce expenses and overhead and thus limiting the resources available for the development and commercialization of our technology. Our limited financial resources could materially affect our ability, and the pace at which, we are able to commercially exploit our Saphion technology. For example, it could:

     o limit the research and development resources we are able to commit to the further development of our technology and the development of products that can be commercially exploited in our marketplace;

     o limit the sales and marketing resources that we are able to commit to the marketing of our technology;

     o have an adverse impact on our ability to attract top-tier companies as our technology and marketing partners;

     o have an adverse impact on our ability to employ and retain qualified employees with the skills and expertise necessary to implement our business plan;

     o make us more vulnerable to failure to achieve our forecasted results; economic downturns; adverse industry conditions; and catastrophic external events;

     o limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

     o place us at a competitive disadvantage to our competitors that have greater financial resources than we have.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT AND MAY NEVER ACHIEVE OR SUSTAIN SIGNIFICANT REVENUES OR PROFITABILITY.

     We have incurred operating losses each year since our inception in 1989 and had an accumulated deficit of $445.7 million as of September 30, 2004. We had negative working capital of $1.7 million as of September 30, 2004, and have sustained recurring losses related primarily to the research and development and marketing of our products combined with the lack of sufficient sales to provide for these needs. We may continue to incur operating losses and negative cash flows during fiscal 2005. We may never achieve or sustain sufficient revenues or profitability in the future.

IF WE CONTINUE TO EXPERIENCE SIGNIFICANT LOSSES WE MAY BE UNABLE TO MAINTAIN SUFFICIENT LIQUIDITY TO PROVIDE FOR OUR OPERATING NEEDS.

     We reported a net loss of $15.9 million in the six months ended September 30, 2004, a net loss of $55.0 million for the fiscal year ended March 31, 2004 and a net loss of $37.9 million for the fiscal year ended March 31, 2003. If we cannot achieve a competitive cost structure, achieve profitability and access the capital markets on acceptable terms, we will be unable to fund our obligations and sustain our operations.

OUR WORKING CAPITAL REQUIREMENTS MAY INCREASE BEYOND THOSE CURRENTLY
ANTICIPATED.

     We have planned for an increase in sales and, if we experience sales in excess of our plan, our working capital needs and capital expenditures would likely increase from that currently anticipated. Our ability to meet this additional customer demand would depend on our ability to arrange for additional equity or debt financing since it is likely that cash flow from sales will lag behind these increased working capital requirements.

OUR INDEBTEDNESS AND OTHER OBLIGATIONS ARE SUBSTANTIAL AND COULD MATERIALLY AFFECT OUR BUSINESS AND OUR ABILITY TO INCUR ADDITIONAL DEBT TO FUND FUTURE NEEDS.

     We now have and will continue to have a significant amount of indebtedness and other obligations. As of September 30, 2004, we had approximately $62 million of total consolidated indebtedness and other obligations. Our substantial indebtedness and other obligations could negatively impact our operations in the future. For example, it could:

     o limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

     o require us to dedicate a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the funds available to us for other purposes;

     o make us more vulnerable to failure to achieve our forecasted results, economic downturns, adverse industry conditions or catastrophic external events, limit our ability to withstand competitive pressures and reduce our flexibility in planning for, or responding to, changing business and economic conditions; and

     o place us at a competitive disadvantage to our competitors that have relatively less debt than we have.

ALL OF OUR ASSETS ARE PLEDGED AS COLLATERAL UNDER OUR LOAN AGREEMENTS. OUR FAILURE TO MEET THE OBLIGATIONS UNDER OUR LOAN AGREEMENTS COULD RESULT IN FORECLOSURE OF OUR ASSETS.

     All of our assets are pledged as collateral under various loan agreements. If we fail to meet our obligations pursuant to these loan agreements, our lenders may declare all amounts borrowed from them to be due and payable together with accrued and unpaid interest. If this were to occur, we would not have the financial resources to repay our debt and these lenders could proceed against our assets.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF OUR SAPHION(R) TECHNOLOGY BATTERIES ARE NOT COMMERCIALLY ACCEPTED.

     We are researching and developing batteries based upon phosphate chemistry. Our batteries are designed and manufactured as components for other companies and end-user customers. Our success depends on the acceptance of our batteries and the products using our batteries in their markets. Technical issues may arise that may affect the acceptance of our products by our customers. Market acceptance may also depend on a variety of other factors, including educating the target market regarding the benefits of our products. Market acceptance and market share are also affected by the timing of market introduction of competitive products. If our customers or we are unable to gain any significant market acceptance for Saphion(R) technology based batteries, our business will be adversely affected. It is too early to determine if Saphion(R) technology based batteries will achieve significant market acceptance.

IF WE ARE UNABLE TO DEVELOP, MANUFACTURE AND MARKET PRODUCTS THAT GAIN WIDE CUSTOMER ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     The process of developing our products is complex, and failure to anticipate customers' changing needs and to develop products that receive widespread customer acceptance could significantly harm our results of operations. We must make long-term investments and commit significant resources before knowing whether our predictions will eventually result in products that the market will accept. After a product is developed, we must be able to manufacture sufficient volumes quickly and at low costs. To accomplish this, we must accurately forecast volumes, mix of products and configurations that meet customer requirements, and we may not succeed.

IF OUR PRODUCTS FAIL TO PERFORM AS EXPECTED, WE COULD LOSE EXISTING AND FUTURE BUSINESS, AND OUR ABILITY TO DEVELOP, MARKET AND SELL OUR BATTERIES COULD BE HARMED.

     If our products when introduced do not perform as expected, our reputation could be severely damaged, and we could lose existing or potential future business. This performance failure may have the long-term effect of harming our ability to develop, market and sell our products.

IN ADDITION TO BEING USED IN OUR OWN PRODUCT LINES, OUR BATTERY CELLS ARE INTENDED TO BE INCORPORATED INTO OTHER PRODUCTS. IF WE DO NOT FORM EFFECTIVE ARRANGEMENTS WITH OEMS TO COMMERCIALIZE THESE PRODUCTS, OUR PROFITABILITY COULD BE IMPAIRED.

     Our business strategy contemplates that we will be required to rely on assistance from OEMs to gain market acceptance for our products. We therefore will need to identify acceptable OEMs and enter into agreements with them. Once we identify acceptable OEMs and enter into agreements with them, we will need to meet these companies' requirements by developing and introducing new products and enhanced or modified versions of our existing products on a timely basis. OEMs often require unique configurations or custom designs for batteries, which must be developed and integrated into their product well before the product is launched. This development process not only requires substantial lead-time between the commencement of design efforts for a customized power system and the commencement of volume shipments of the power system to the customer, but also requires the cooperation and assistance of the OEMs for purposes of determining the requirements for each specific application. We may have technical issues that arise that may affect the acceptance of our products by OEMs. If we are unable to design, develop, and introduce products that meet OEMs' requirements, we may lose opportunities to enter into additional purchase orders and our reputation may be damaged. As a result, we may not receive adequate assistance from OEMs or pack assemblers to successfully commercialize our products, which could impair our profitability.

FAILURE TO IMPLEMENT AN EFFECTIVE LICENSING BUSINESS STRATEGY WILL ADVERSELY AFFECT OUR REVENUE, CASH FLOW, AND PROFITABILITY.

     Our long-term business strategy anticipates achieving significant revenue from the licensing of our intellectual property assets, such as our Saphion(R) technology. We have not entered into any licensing agreements for our Saphion(R) technology. Our future operating results could be adversely affected by a variety of factors including:

     o our ability to secure and maintain significant licensees of our proprietary technology;

     o the extent to which our future licensees successfully incorporate our technology into their products;

     o    the acceptance of new or enhanced versions of our technology;

     o the rate at which our licensees manufacture and distribute their products to OEMs; and

     o our ability to secure one-time license fees and ongoing royalties for our technology from licensees.

     Our future success will also depend on our ability to execute our licensing operations simultaneously with our other business activities. If we fail to substantially expand our licensing activities while maintaining our other business activities, our results of operations and financial condition will be adversely affected.

WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR OUR REVENUES, AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED IF WE WERE TO LOSE THE BUSINESS OF ANY ONE OF THEM.

     To date, our existing purchase orders in commercial quantities are from a limited number of customers. During fiscal 2004, one customer, Best Buy, contributed 30% of revenue. During fiscal 2003, two customers, Alliant Techsystems Inc. and Pabion Corporation, Ltd., each contributed more than 10% of total revenues. During fiscal 2002, four customers, Hanil Joint Venture, Amperex Technology Limited, Alliant Techsystems Inc., and Samsung Corporation, each contributed more than 10% of total revenues. For fiscal 2001, four customers, Alliant Techsystems Inc., MicroEnergy Technologies Inc., Moltech Corporation, and Qualcomm, each contributed more than 10% of total revenues. We anticipate that sales of our products to a limited number of key customers will continue to account for a significant portion of our total revenues. We do not have long-term agreements with any of our customers and do not expect to enter into any long-term agreements in the near future. As a result, we face the substantial risk that one or more of the following events could occur:

     o    reduction, delay or cancellation of orders from a customer;

     o    development by a customer of other sources of supply;

     o selection by a customer of devices manufactured by one of our competitors for inclusion in future product generations;

     o loss of a customer or a disruption in our sales and distribution channels; or

     o    failure of a customer to make timely payment of our invoices.

     If we were to lose one or more customers, or if we were to lose revenues due to a customer's inability or refusal to continue to purchase our batteries, our business, results of operations and financial condition could be harmed.

THE FACT THAT WE DEPEND ON A SOLE SOURCE SUPPLIER OR A LIMITED NUMBER OF SUPPLIERS FOR KEY RAW MATERIALS MAY DELAY OUR PRODUCTION OF BATTERIES.

     We depend on a sole source supplier or a limited number of suppliers for certain key raw materials used in manufacturing and developing our power systems. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. In the past, we have experienced delays in product development due to the delivery of nonconforming raw materials from our suppliers. If in the future we are unable to obtain high quality raw materials in sufficient quantities on competitive pricing terms and on a timely basis, it may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

WE HAVE FOUR KEY EXECUTIVES, THE LOSS OF ANY OF WHICH COULD HARM OUR BUSINESS.

     Without qualified executives, we face the risk that we will not be able to effectively run our business on a day-to-day basis or execute our long-term business plan. We do not have key man life insurance policies with respect to any of our key members of management.

OUR PLANNED RELOCATION OF MANUFACTURING AND DEVELOPMENT OPERATIONS TO CHINA IS A COMPLEX PROCESS THAT MAY DIVERT MANAGEMENT ATTENTION, LEAD TO DISRUPTIONS IN OPERATIONS AND DELAY IMPLEMENTATION OF OUR BUSINESS STRATEGY.

     We are relocating our manufacturing and development operations to China, which is a time-consuming and complicated process. The relocation will require physically moving and setting up operations as well as ensuring that we have adequate staffing, including administrative and executive personnel. Some of our employees may not wish to relocate and we will have to find suitable employees in China. If the labor pool does not have adequate resources, we may have to train personnel to perform necessary functions for our manufacturing and development operations. While we intend to implement a plan to relocate our manufacturing and development operations that will minimize disruption, our failure to do so could result in service disruptions that would negatively affect our business and could reduce our revenue and result in customer dissatisfaction. Furthermore, planning for the relocation is also expected to divert the attention of our key management personnel. We cannot assure you that key management will not be distracted by planning for our relocation. We also cannot assure you that we will be able to complete the relocation efficiently or effectively, or that we will not experience service disruptions, loss in customers, or decreased revenue as a result of the relocation. Additionally, some of our key employees, including executives, may choose not to remain employed with us after the relocation. The occurrence of any of the foregoing events affecting or resulting from our move could harm our business.

OUR OXIDE-BASED BATTERIES, WHICH NOW COMPRISE A SMALL PORTION OF OUR AVAILABLE PRODUCTS, CONTAIN POTENTIALLY DANGEROUS MATERIALS, WHICH COULD EXPOSE US TO PRODUCT LIABILITY CLAIMS.

     In the event of a short circuit or other physical damage to an oxide-based battery, a reaction may result with excess heat or a gas being generated and released. If the heat or gas is not properly released, the battery may be flammable or potentially explosive. We could, therefore, be exposed to possible product liability litigation. In addition, our batteries incorporate potentially dangerous materials, including lithium. It is possible that these materials may require special handling or those safety problems may develop in the future. If the amounts of active materials in our batteries are not properly balanced and if the charge/discharge system is not properly managed, a dangerous situation may result. Battery pack assemblers using batteries incorporating technology similar to ours include special safety circuitry within the battery to prevent such a dangerous condition. We expect that our customers will have to use a similar type of circuitry in connection with their use of our oxide-based products.

WE EXPECT TO SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO AND DERIVE A SIGNIFICANT PORTION OF OUR LICENSING REVENUES FROM CUSTOMERS LOCATED OUTSIDE THE UNITED STATES. FOREIGN GOVERNMENT REGULATIONS, CURRENCY FLUCTUATIONS AND INCREASED COSTS ASSOCIATED WITH INTERNATIONAL SALES COULD MAKE OUR PRODUCTS AND LICENSES UNAFFORDABLE IN FOREIGN MARKETS, WHICH WOULD REDUCE OUR FUTURE PROFITABILITY.

     We expect that international sales of our products and licenses, as well as licensing royalties, represent a significant portion of our sales potential. International business can be subject to many inherent risks that are difficult or impossible for us to predict or control, including:

     o changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries, technology, or the transport of lithium and phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

     o impositions by foreign governments of tariffs, quotas, and taxes on our batteries or our import of technology into their countries;

     o requirements or preferences of foreign nations for domestic products could reduce demand for our batteries and our technology;

     o fluctuations in currency exchange rates relative to the U.S. dollar could make our batteries and our technology unaffordable to foreign purchasers and licensees or more expensive compared to those of foreign manufacturers and licensors;

     o longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable, which may reduce the future profitability of foreign sales and royalties;

     o import and export licensing requirements in Northern Ireland or other countries including China where we intend to conduct business, which may reduce or eliminate our ability to sell or license in certain markets; and

     o political and economic instability in countries, including China, where we intend to conduct business, which may reduce the demand for our batteries and our technology or our ability to market our batteries and our technology in those countries.

     These risks may increase our costs of doing business internationally and reduce our sales and royalties or future profitability.

WE MAY NEED TO EXPAND OUR EMPLOYEE BASE AND OPERATIONS IN ORDER TO EFFECTIVELY DISTRIBUTE OUR PRODUCTS COMMERCIALLY, WHICH MAY STRAIN OUR MANAGEMENT AND RESOURCES AND COULD HARM OUR BUSINESS.

     To implement our growth strategy successfully, we will have to increase our staff, primarily with personnel in sales, marketing, and product support capabilities, as well as third party and direct distribution channels. However, we face the risk that we may not be able to attract new employees to sufficiently increase our staff or product support capabilities, or that we will not be successful in our sales and marketing efforts. Failure in any of these areas could impair our ability to execute our plans for growth and adversely affect our future profitability.

COMPETITION FOR PERSONNEL, IN PARTICULAR FOR PRODUCT DEVELOPMENT AND PRODUCT IMPLEMENTATION PERSONNEL, IS INTENSE, AND WE MAY HAVE DIFFICULTY ATTRACTING THE PERSONNEL NECESSARY TO EFFECTIVELY OPERATE OUR BUSINESS.

     We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial, and marketing personnel who are familiar with and experienced in the battery industry. If we cannot attract and retain experienced sales and marketing executives, we may not achieve the visibility in the marketplace that we need to obtain purchase orders, which would have the result of lowering our sales and earnings. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do. We cannot assure you that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future.

INTERNATIONAL POLITICAL EVENTS AND THE THREAT OF ONGOING TERRORIST ACTIVITIES COULD INTERRUPT MANUFACTURING OF OUR BATTERIES AND OUR PRODUCTS AT OUR OEMS AND JOINT VENTURE, AND CAUSE US TO LOSE SALES AND MARKETING OPPORTUNITIES.

     The terrorist attacks that took place in the United States on September 11, 2001, along with the U.S. military campaigns against terrorism in Iraq, Afghanistan, and elsewhere, and continued violence in the Middle East have created many economic and political uncertainties, some of which may materially harm our business and revenues. International political instability resulting from these events could temporarily or permanently disrupt our manufacturing of batteries and our products at our OEM facilities in Asia and elsewhere, and have an immediate adverse impact on our business. Since September 11, 2001, some economic commentators have indicated that spending on capital equipment of the type that use our batteries has been weaker than spending in the economy as a whole, and many of our customers are in industries that also are viewed as under-performing the overall economy, such as the telecommunications, industrial, and utility industries. The long-term effects of these events on our customers, the market for our common stock, the markets for our products, and the U.S. economy as a whole are uncertain. Terrorist activities could temporarily or permanently interrupt our manufacturing, development, sales, and marketing activities anywhere in the world. Any delays also could cause us to lose sales and marketing opportunities, as potential customers would find other vendors to meet their needs. The consequences of any additional terrorist attacks, or any expanded armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets or our business.

IF WE ARE SUED ON A PRODUCT LIABILITY CLAIM, OUR INSURANCE POLICIES MAY NOT BE SUFFICIENT.

     Although we maintain general liability insurance and product liability insurance, our insurance may not cover all potential types of product liability claims to which manufacturers are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of our insurance coverage could harm our business.

OUR FAILURE TO COST-EFFECTIVELY MANUFACTURE BATTERIES IN COMMERCIAL QUANTITIES, WHICH SATISFY OUR CUSTOMERS' PRODUCT SPECIFICATIONS, COULD DAMAGE OUR CUSTOMER RELATIONSHIPS AND RESULT IN SIGNIFICANT LOST BUSINESS OPPORTUNITIES FOR US.

     To be successful, we must cost-effectively manufacture commercial quantities of our batteries that meet customer specifications. To facilitate commercialization of our products, we will need to further reduce our manufacturing costs, which we intend to do through the effective utilization of manufacturing partners and establishing manufacturing and development operations in our wholly-owned subsidiaries in China. We currently manufacture our batteries and assemble our products in China and Taiwan. We intend to transition additional operations to Asia over the course of fiscal 2005. We have ceased production in our Northern Ireland manufacturing facility and are attempting to sell the facility. As a consequence, we are dependent on the performance of our manufacturing partners to manufacture and deliver our products to our customers. If any of our manufacturing partners is unable to continue to manufacture products in commercial quantities on a timely and efficient basis, we could lose customers and adversely impact our ability to attract future customers.

OUR PATENT APPLICATIONS MAY NOT RESULT IN ISSUED PATENTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO COMMERCIALLY EXPLOIT OUR PRODUCTS.

     Patent applications in the United States are maintained in secrecy until the patents issue or are published. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. We also cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will issue. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than the United States.

     The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our operations.

IF WE CANNOT PROTECT OR ENFORCE OUR EXISTING INTELLECTUAL PROPERTY RIGHTS OR IF OUR PENDING PATENT APPLICATIONS DO NOT RESULT IN ISSUED PATENTS, WE MAY LOSE THE ADVANTAGES OF OUR RESEARCH AND MANUFACTURING SYSTEMS.

     Our ability to compete successfully will depend on whether we can protect our existing proprietary technology and manufacturing processes. We rely on a combination of patent and trade secret protection, non-disclosure agreements and cross-licensing agreements. These measures may not be adequate to safeguard the proprietary technology underlying our batteries. Employees, consultants, and others who participate in the development of our products may breach their non-disclosure agreements with us, and we may not have adequate remedies in the event of their breaches. In addition, our competitors may be able to develop products that are equal or superior to our products without infringing on any of our intellectual property rights. We currently manufacture and export some of our products from China. The legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited. Accordingly, we may not be able to effectively protect our intellectual property rights outside of the United States.

     We have established a program for intellectual property documentation and protection in order to safeguard our technology base. We intend to vigorously pursue enforcement and defense of our patents and our other proprietary rights. We could incur significant expenses in preserving our proprietary rights, and these costs could harm our financial condition. We also are attempting to expand our intellectual property rights through our applications for new patents. We cannot be certain that our pending patent applications will result in issued patents or that our issued patents will afford us protection against a competitor. Our inability to protect our existing proprietary technologies or to develop new proprietary technologies may substantially impair our financial condition and results of operations.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS BROUGHT AGAINST US COULD BE TIME-CONSUMING AND EXPENSIVE TO DEFEND, AND IF ANY OF OUR PRODUCTS OR PROCESSES IS FOUND TO BE INFRINGING, WE MAY NOT BE ABLE TO PROCURE LICENSES TO USE PATENTS NECESSARY TO OUR BUSINESS AT REASONABLE TERMS, IF AT ALL.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we currently are not engaged in any intellectual property litigation or proceedings, we may become involved in these proceedings in the future. In the future we may be subject to claims or inquiries regarding our alleged unauthorized use of a third party's intellectual property. An adverse outcome in litigation could force us to do one or more of the following:

     o stop selling, incorporating, or using our products that use the challenged intellectual property;

     o    pay significant damages to third parties;

     o obtain from the owners of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     o redesign those products or manufacturing processes that use the infringed technology, which may not be economically or technologically feasible.

     Whether or not an intellectual property litigation claim is valid, the cost of responding to it, in terms of legal fees and expenses and the diversion of management resources, could be expensive and harm our business.

                  RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA

SINCE OUR PRODUCTS ARE MANUFACTURED IN CHINA AND WE INTEND TO TRANSFER ADDITIONAL OPERATIONS TO CHINA, WE FACE RISKS IF CHINA LOSES NORMAL TRADE RELATIONS WITH THE UNITED STATES.

     We manufacture and export our products from China. Our products sold in the United States are currently not subject to U.S. import duties. On September 19, 2000, the U.S. Senate voted to permanently normalize trade with China, which provides a favorable category of U.S. import duties. In addition, on December 11, 2001 China was accepted into the World Trade Organization (WTO), a global international organization that regulates international trade. As a result of opposition to certain policies of the Chinese government and China's growing trade surpluses with the United States, there has been, and in the future may be, opposition to the extension of Normal Trade Relations, or NTR, status for China. The loss of NTR status for China, changes in current tariff structures or adoption in the Unites States of other trade policies adverse to China could have an adverse effect on our business.

     Furthermore, our business may be adversely affected by the diplomatic and political relationships between the United States and China. These influences may adversely affect our ability to operate in China. If the relationship between the United States and China were to materially deteriorate, it could negatively impact our ability to control our operations and relationships in China, enforce any agreements we have with Chinese manufacturers or otherwise deal with any assets or investments we may have in China.

BECAUSE THE CHINESE LEGAL SYSTEM IN GENERAL AND THE INTELLECTUAL PROPERTY REGIME IN PARTICULAR, ARE RELATIVELY WEAK, WE MAY NOT BE ABLE TO ENFORCE INTELLECTUAL PROPERTY RIGHTS IN CHINA AND ELSEWHERE.

     We currently manufacture and export some of our products from China. The legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to enforce intellectual property rights in China. In addition, there are other countries where effective copyright, trademark and trade secret protection may be unavailable or limited. Accordingly, we may not be able to effectively protect our intellectual property rights outside of the United States.

ENFORCING AGREEMENTS AND LAWS IN CHINA IS DIFFICULT OR MAY BE IMPOSSIBLE AS CHINA DOES NOT HAVE A COMPREHENSIVE SYSTEM OF LAWS.

     We are dependent on our agreements with our Chinese manufacturing partners. In addition, we are currently party to a dispute with our joint venture partner in our unsuccessful Fengfan joint venture. Enforcement of agreements may be sporadic and implementation and interpretation of laws may be inconsistent. The Chinese judiciary is relatively inexperienced in interpreting agreements and enforcing the laws, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may be impossible to obtain swift and equitable enforcement of the law, or to obtain enforcement of a judgment by a court of another jurisdiction.

THE GOVERNMENT OF CHINA MAY CHANGE OR EVEN REVERSE ITS POLICIES OF PROMOTING PRIVATE INDUSTRY AND FOREIGN INVESTMENT, IN WHICH CASE OUR ASSETS AND OPERATIONS MAY BE AT RISK.

     China is a socialist state, which since 1949 has been, and is expected to continue to be, controlled by the Communist Party of China. Our existing and planned operations in China are subject to the general risks of doing business internationally and the specific risks related to the business, economic and political conditions in China, which include the possibility that the central government of China will change or even reverse its policies of promoting private industry and foreign investment in China. Many of the current reforms which support private business in China are unprecedented or experimental. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or the disparities of per capita wealth among citizens of China and between regions within China, could also lead to further readjustment of the government's reform measures. It is not possible to predict whether the Chinese government will continue to be as supportive of private business in China, nor is it possible to predict how future reforms will affect our business.

THE GOVERNMENT OF CHINA CONTINUES TO EXERCISE SUBSTANTIAL CONTROL OVER THE CHINESE ECONOMY WHICH COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

     The government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. China's continued commitment to reform and the development of a vital private sector in that country have, to some extent, limited the practical effects of the control currently exercised by the government over individual enterprises. However, the economy continues to be subject to significant government controls, which, if directed towards our business activities, could have a significant adverse impact on us. For example, if the government were to limit the number of foreign personnel who could work in the country, or substantially increase taxes on foreign businesses or were to impose any number of other possible types of limitations on our operations, the impact would be significant.

CHANGES IN CHINA'S POLITICAL AND ECONOMIC POLICIES COULD HARM OUR BUSINESS.

     The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy. Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD. These differences include:

     o    economic structure;

     o    level of government involvement in the economy;

     o    level of development

     o    level of capital reinvestment;

     o    control of foreign exchange;

     o    methods of allocating resources; and

     o    balance of payments position.

     As a result of these differences, our operations, including our current manufacturing operations in China, may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to the OECD member countries.

BUSINESS PRACTICES IN CHINA MAY ENTAIL GREATER RISK AND DEPENDENCE UPON THE PERSONAL RELATIONSHIPS OF SENIOR MANAGEMENT THAN IS COMMON IN NORTH AMERICA AND THEREFORE SOME OF OUR AGREEMENTS WITH OTHER PARTIES IN CHINA COULD BE DIFFICULT OR IMPOSSIBLE TO ENFORCE.

     The business culture of China is, in some respects, different from the business culture in Western countries and may present some difficulty for Western investors reviewing contractual relationships among companies in China and evaluating the merits of an investment. Personal relationships among business principals of companies and business entities in China are very significant in the business culture. In some cases, because so much reliance is based upon personal relationships, written contracts among businesses in China may be less detailed and specific than is commonly accepted for similar written agreements in Western countries. In some cases, material terms of an understanding are not contained in the written agreement but exist as oral agreements only. In other cases, the terms of transactions which may involve material amounts of money are not documented at all. In addition, in contrast to Western business practices where a written agreement specifically defines the terms, rights and obligations of the parties in a legally binding and enforceable manner, the parties to a written agreement in China may view that agreement more as a starting point for an ongoing business relationship which will evolve and require ongoing modification. As a result, written agreements in China may appear to the Western reader to look more like outline agreements that precede a formal written agreement. While these documents may appear incomplete or unenforceable to a Western reader, the parties to the agreement in China may feel that they have a more complete understanding than is apparent to someone who is only reading the written agreement without having attended the negotiations. As a result, contractual arrangements in China may be more difficult to review and understand. Also, despite legal developments in China over the past 20 years, adequate laws, comparable with Western standards, do not exist in all areas and it is unclear how many of our business arrangements would be interpreted or enforced by a court in China.

OUR OPERATIONS COULD BE MATERIALLY INTERRUPTED, AND WE MAY SUFFER A LARGE AMOUNT OF LOSS, IN THE CASE OF FIRE, CASUALTY OR THEFT AT ONE OF OUR MANUFACTURING OR OTHER FACILITIES.

     Firefighting and disaster relief or assistance in China is substandard by Western standards. Consistent with the common practice in China for companies of our size and or the size of our business partners in China, neither we nor they, to our knowledge, maintain fire, casualty, theft insurance or business interruption insurance. In the event of any material damage to, or loss of, the manufacturing plants where our products are or will be produced due to fire, casualty, theft, severe weather, flood or other similar causes, we would be forced to replace any assets lost in those disasters without the benefit of insurance. Thus our financial position could be materially compromised or we might have to cease doing business. Also, consistent with customary business practices in China, we do not carry business interruption insurance.

THE SYSTEM OF TAXATION IN CHINA IS UNCERTAIN AND SUBJECT TO UNPREDICTABLE CHANGE THAT COULD AFFECT OUR PROFITABILITY.

     Many tax rules are not published in China and those that are published can be ambiguous and contradictory leaving a considerable amount of discretion to local tax authorities. China currently offers tax and other preferential incentives to encourage foreign investment. However, the country's tax regime is undergoing review and we cannot assure you that such tax and other incentives will continue to be made available. Currently, China levies a 10% withholding tax on dividends received from Chinese-foreign joint ventures. If we enter into a joint venture with a Chinese company as part of our strategy to reduce costs, the joint venture may be considered a Chinese-foreign joint venture if the majority of its equity interests are owned by a foreign shareholder. A temporary exemption from this withholding tax has been granted to foreign investors. However, there is no indication when this exemption will end.

IT IS UNCERTAIN WHETHER WE WILL BE ABLE TO RECOVER VALUE ADDED TAXES IMPOSED BY THE CHINESE TAXING AUTHORITIES.

     China's turnover tax system consists of value-added tax, consumption tax and business tax. Export sales are exempted under VAT rules and an exporter who incurs input Value Added Tax (VAT) on purchase or manufacture of goods should be able to claim a refund from Chinese tax authorities. However, due to a reduction in the VAT export refund rate of some goods, exporters might bear part of the VAT they incurred in conjunction with the exported goods. In 2003, changes to the Chinese VAT system were announced affecting the recoverability of input VAT beginning January 1, 2004. Our VAT expense will depend on the reaction of both our suppliers and customers. Continued efforts by the Chinese government to increase tax revenues could result in revisions to tax laws or their interpretation, which could increase our VAT and various tax liabilities.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, AVIARY FLU, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     A renewed outbreak of SARS, aviary flu, or another widespread public health problem in China, where we have moved our manufacturing operations and may move additional operations, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

     o quarantines or closures of some of our manufacturing or other facilities which would severely disrupt our operations; or

     o the sickness or death of key officers or employees of our manufacturing or other facilities.

     Any of the foregoing events or other unforeseen consequences of public health problems in China could adversely affect our business and results of operations.

OUR PRODUCTION AND SHIPPING CAPABILITIES COULD BE ADVERSELY AFFECTED BY ONGOING TENSIONS BETWEEN THE CHINESE AND TAIWANESE GOVERNMENTS.

     Key components of our products are manufactured in China and assembled in Taiwan into end products or systems. In the event that Taiwan does not adopt a plan for unifying with China, the Chinese government has threatened military action against Taiwan. As of yet, Taiwan has not indicated that it intends to propose or adopt a reunification plan. If an invasion by China were to occur, the ability of our manufacturing and assembly partners could be adversely affected, potentially limiting our production capabilities. An invasion could also lead to sanctions or military action by the United States and/or European countries, which could further adversely affect our business.

                       RISKS ASSOCIATED WITH OUR INDUSTRY

IF COMPETING TECHNOLOGIES THAT OUTPERFORM OUR BATTERIES WERE DEVELOPED AND SUCCESSFULLY INTRODUCED, THEN OUR PRODUCTS MIGHT NOT BE ABLE TO COMPETE EFFECTIVELY IN OUR TARGETED MARKET SEGMENTS.

     Rapid and ongoing changes in technology and product standards could quickly render our products less competitive or obsolete. Other companies are seeking to enhance traditional battery technologies, such as lead acid and nickel cadmium, have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems, and we believe that much of this effort is focused on achieving higher energy densities for low power applications such as portable electronics. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, there is a risk that our products may not be able to compete effectively in our targeted market segments.

     We have invested in research and development of next-generation technology in energy solutions. If we are not successful in developing and commercially exploiting new energy solutions based on new materials, or we experience delays in the development and exploitation of new energy solutions, compared to our competitors, our future growth and revenues will be adversely affected.

OUR PRINCIPAL COMPETITORS HAVE GREATER FINANCIAL AND MARKETING RESOURCES THAN WE DO AND THEY MAY THEREFORE DEVELOP BATTERIES SIMILAR OR SUPERIOR TO OURS OR OTHERWISE COMPETE MORE SUCCESSFULLY THAN WE DO.

     Competition in the rechargeable battery industry is intense. The industry consists of major domestic and international companies, most of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. There is a risk that other companies may develop batteries similar or superior to ours. In addition, many of these companies have name recognition, established positions in the market, and long-standing relationships with OEMs and other customers. We believe that our primary competitors are existing suppliers of liquid lithium-ion, competing polymer and, in some cases, nickel metal-hydride batteries. These suppliers include Sanyo, Matsushita Industrial Co., Ltd. (Panasonic), Sony, Toshiba, SAFT and Electrovaya. Most of these companies are very large and have substantial resources and market presence. We expect that we will compete against manufacturers of other types of batteries in our targeted application segments. There is also a risk that we may not be able to compete successfully against manufacturers of other types of batteries in any of our targeted applications.

LAWS REGULATING THE MANUFACTURE OR TRANSPORTATION OF BATTERIES MAY BE ENACTED WHICH COULD RESULT IN A DELAY IN THE PRODUCTION OF OUR BATTERIES OR THE IMPOSITION OF ADDITIONAL COSTS THAT COULD HARM OUR ABILITY TO BE PROFITABLE.

     At the present time, international, federal, state, and local laws do not directly regulate the storage, use, and disposal of the component parts of our batteries. However, laws and regulations may be enacted in the future, which could impose environmental, health and safety controls on the storage, use, and disposal of certain chemicals and metals used in the manufacture of lithium polymer batteries. Satisfying any future laws or regulations could require significant time and resources from our technical staff and possible redesign which may result in substantial expenditures and delays in the production of our product, all of which could harm our business and reduce our future profitability. The transportation of lithium and lithium-ion batteries is regulated both internationally and domestically. Under recently revised United Nations recommendations and as adopted by the International Air Transport Association (IATA), our N-ChargeTM Power System (Model VNC-65) and N-ChargeTM Power System II are exempt from a Class 9 designation for transportation, while our N-ChargeTM Power System (Model VNC-130), our K-Charge(TM) Power System, and U-Charge(TM) Power System currently fall within the level such that they are not exempt and require a class 9 designation for transportation. The revised United Nations recommendations are not U.S. law until such time as they are incorporated into the Department of Transportation (DOT) Hazardous Material Regulations. However, DOT has proposed new regulations harmonizing with the U.N. guidelines. At present it is not known if or when the proposed regulations would be adopted by the United States. While we fall under the equivalency levels for the United States and comply with all safety packaging requirements worldwide, future DOT or IATA regulations or enforcement policies could impose costly transportation requirements. In addition, compliance with any new DOT and IATA approval process could require significant time and resources from our technical staff and, if redesign were necessary, could delay the introduction of new products.

                  GENERAL RISKS ASSOCIATED WITH STOCK OWNERSHIP

CORPORATE INSIDERS OR THEIR AFFILIATES WILL BE ABLE TO EXERCISE SIGNIFICANT CONTROL OVER MATTERS REQUIRING STOCKHOLDER APPROVAL THAT MIGHT NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A WHOLE.

     As of October 29, 2004, our officers, directors and their affiliates as a group beneficially owned approximately 40.7% of our outstanding common stock. Carl Berg, one of our directors, beneficially owns approximately 37.7% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. The interest of our officers and directors, when acting in their capacity as stockholders, may lead them to:

     o vote for the election of directors who agree with the incumbent officers' or directors' preferred corporate policy; or

     o oppose or support significant corporate transactions when these transactions further their interests as incumbent officers or directors, even if these interests diverge from their interests as stockholders per se and thus from the interests of other stockholders.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE TAKEOVER ATTEMPTS DIFFICULT, WHICH COULD DEPRESS THE MARKET PRICE OF OUR STOCK AND LIMIT THE PRICE THAT POTENTIAL ACQUIRERS MAY BE WILLING TO PAY FOR OUR COMMON STOCK.

     Our board of directors has the authority, without any action by the outside stockholders, to issue additional shares of our preferred stock, which shares may be given superior voting, liquidation, distribution and other rights as compared to those of our common stock. The rights of the holders of our capital stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of additional shares of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over its market price, may decrease the market price, and may infringe upon the voting and other rights of the holders of our common stock.

AT ANY GIVEN TIME WE MIGHT NOT MEET THE CONTINUED LISTING REQUIREMENTS OF THE NASDAQ SMALLCAP MARKET.

     Given the volatility of our stock and trends in the stock market in general, at any given time we might not meet the continued listing requirements of The Nasdaq SmallCap Market. Among other requirements, Nasdaq requires the minimum bid price of a company's registered shares to be $1.00. On November 26, 2004, the closing price of our common stock was $3.79. If we are not able to maintain the requirements for continued listing on The Nasdaq SmallCap Market, it could have a materially adverse effect on the price and liquidity of our common stock.

OUR STOCK PRICE IS VOLATILE, WHICH COULD RESULT IN A LOSS OF YOUR INVESTMENT.

     The market price of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

     o    fluctuation in our operating results;

     o announcements of technological innovations or new commercial products by us or our competitors;

     o    failure to achieve operating results projected by securities analysts;

     o    governmental regulation;

     o developments in our patent or other proprietary rights or our competitors' developments;

     o    our relationships with current or future collaborative partners; and

     o    other factors and events beyond our control.

     In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

     As a result of this potential stock price volatility, investors may be unable to sell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the subject of securities class action litigation, this could result in substantial costs, a diversion of our management's attention and resources and harm to our business and financial condition.

FUTURE SALES OF CURRENTLY OUTSTANDING SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop as a result of sales of a large number of shares in the market or in response to the perception that these sales could occur. In addition these sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We had outstanding 80,906,536 shares of common stock as of September 30, 2004. In addition, at September 30, 2004, we had 12,135,740 shares of our common stock reserved for issuance under warrants and stock option plans. In connection with the potential conversion of our series C-1 preferred stock and series C-2 preferred stock, we expect that we may need to issue up to an additional 2,152,500 shares of our common stock (based on a conversion price of $4.00 and up to 352,900 shares upon exercise of the related warrant issued on June 2, 2003.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK, AND THEREFORE STOCKHOLDERS WILL BE ABLE TO RECOVER THEIR INVESTMENT IN OUR COMMON STOCK, IF AT ALL, ONLY BY SELLING THE SHARES OF OUR STOCK THAT THEY HOLD.

     Some investors favor companies that pay dividends on common stock. We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Because we may not pay dividends, a return on an investment in our stock likely depends on the ability to sell our stock at a profit.

OUR BUSINESS IS SUBJECT TO CHANGING REGULATION RELATING TO CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE THAT HAS INCREASED BOTH OUR COSTS AND THE RISK OF NONCOMPLIANCE.

     Because our common stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the Commission, and Nasdaq, have recently issued new requirements and regulations and continue to develop additional regulations and requirements in response to recent laws enacted by Congress, most notably
Section 404 of the Sarbanes-Oxley Act of 2002. Our efforts to comply with these new regulations have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating and cost reduction activities to compliance activities.

     In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our registered independent public accounting firm's audit of that assessment has required, and continues to require, the commitment of significant financial and managerial resources. Although we believe that the ongoing review of our internal controls will enable us to provide an assessment of our internal controls and our registered independent public accounting firm to provide its audit opinion as of March 31, 2005 as required by Section 404 of the Sarbanes-Oxley Act of 2002, we cannot assure you that these efforts will be completed on a timely and successful basis.

     Because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

     In the event that our Chief Executive Officer, Vice President of Finance, or registered independent public accounting firm determine that our internal controls over financial reporting are not effective as defined under Section 404 of the Sarbanes-Oxley Act of 2002, there may be a material adverse impact in investor perceptions and a decline in the market price of our stock.

                     COMMON STOCK PRICE RANGE AND DIVIDENDS

     Our common stock is traded on the Nasdaq SmallCap Market and trades under the symbol "VLNC." On November 26, 2004, the last reported sale price of our common stock on the Nasdaq SmallCap Market was $3.79 per share. The following table presents for the periods indicated the high and low sales prices of our common stock as reported by the Nasdaq SmallCap Market.

                                                   HIGH              LOW
Fiscal year ended March 31, 2004
      October 1 through November 26, 2004.     $3.79             $2.90
      Second quarter......................     $4.04             $2.26
      First quarter.......................     $5.13             $2.97
Fiscal year ended March 31, 2004
      Fourth quarter......................     $6.30             $3.50
      Third quarter.......................     $4.48             $3.15
      Second quarter......................     $4.23             $2.67
      First quarter.......................     $4.65             $2.16
Fiscal year ended March 31, 2003
      Fourth quarter......................     $2.20             $1.20
      Third quarter.......................     $2.49             $0.59
      Second quarter......................     $1.86             $0.45
      First quarter.......................     $3.17             $1.28



                                  LEGAL MATTERS

     The validity of the common stock offered by this prospectus supplement will be passed upon for us by our counsel, Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.

                      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to in this prospectus supplement as the "Commission". You may read and copy and document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. You may also obtain our filings with the Commission from the Commission's Web site at WWW.SEC.GOV.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the Commission. The information incorporated by reference is considered to be part of this prospectus supplement. When we file information with the Commission in the future, that information will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     o Our Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed on June 18, 2004;

     o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 5, 2004, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004;

     o The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Securities Exchange Act of 1934, as amended, filed April 2, 1992, including any amendment or reports filed for the purpose of updating such description; and

     o Current Report on Form 8-K, filed November 30, 2004, under Item 5, disclosing that on November 30, 2004, we agreed to exchange our Series C Convertible Preferred Stock for two new classes of Preferred Stock.

     You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at:

                            Valence Technology, Inc.
              ATTENTION: Kevin Mischnick, Vice President of Finance
                      6504 Bridge Point Parkway, Suite 415
                               Austin, Texas 78730
         TELEPHONE: (512) 527-2900; e-mail: Kevin.mischnick@valence.com

                                   PROSPECTUS

                            VALENCE TECHNOLOGY, INC.

            BY THIS PROSPECTUS, WE MAY OFFER UP TO $30,000,000 OF OUR

                                  COMMON STOCK
                          (par value $0.001 per share)

                                 PREFERRED STOCK
                          (par value $0.001 per share)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     Our common stock trades on the Nasdaq National Market under the symbol "VLNC." On August 16, 2001, the last reported sale price of the common stock was $5.16.

     We will provide the specific terms of the securities offered in a supplement to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                 The date of this prospectus is August 20, 2001.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS..........................................................1

SUMMARY 2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................3

USE OF PROCEEDS................................................................3

GENERAL DESCRIPTION OF SECURITIES..............................................3

PLAN OF DISTRIBUTION...........................................................3

INCORPORATION BY REFERENCE.....................................................4

WHERE YOU CAN FIND MORE INFORMATION............................................5

LEGAL MATTERS..................................................................5

EXPERTS........................................................................5

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may from time to time offer up to $30,000,000 in the aggregate of (a) shares of our common stock, (b) shares of our preferred stock, in one or more series, or (c) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each at prices and on terms to be determined at the time of sale. We refer to the common stock and preferred stock collectively in this prospectus as "securities" or "shares." The securities offered pursuant to this prospectus may be issued in one or more series of issuances and the aggregate offering price of the securities will not exceed $30,000,000.

     Each time we offer these securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

     The securities have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the shares.

     This prospectus describes certain risk factors that you should consider before purchasing the securities. See "Risk Factors" beginning on page 3. You should read this prospectus together with the additional information described under the heading "Where You Can Find More Information."

                                     SUMMARY

     We have commercialized the first phosphate-based lithium-ion technology and have brought to market several products utilizing this technology. Our mission is to drive the wide adoption of high-performance, safe, low-cost energy storage systems by drawing on the numerous benefits of our latest battery technology, Saphion(R), the extensive experience of our management team and the significant market opportunity available to us. Our Saphion(R) technology, a phosphate-based cathode material, addresses the need for a safe lithium-ion solution, especially in large-format applications.

     Founded in 1989 as a research and development company, we currently possess an extensive library of international patents. Prior to 2000, our efforts were focused primarily on developing and acquiring battery technologies. During 2001, with the addition of Stephan Godevais as Chief Executive Officer and President, and recruitment of additional executive management talent, we developed and initiated the implementation of a business plan to capitalize on the significant market opportunity for safe, high-performance energy storage systems by productizing and commercializing our technological innovations. We currently manufacture and market our N-Charge(TM) Power System and our K-Charge(TM) Power System and recently introduced our U-Charge(TM) Power System family of products.

     Our business headquarters are located in Austin, Texas, our research and development centers are in Henderson, Nevada and Oxford, England, and our European sales and OEM manufacturing support center is in Mallusk, Northern Ireland.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements that constitute forward-looking statements within the meaning of Section 21E of the Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations regarding our strategies, plans and objectives, our product release schedule, our ability to design, develop, manufacture and market products, our intentions with respect to strategic acquisitions, and the ability of our products to achieve or maintain commercial acceptance. Any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this prospectus, for the reasons, among others, described in the Risk Factors section beginning on page 3. You should read the Risk Factors section carefully, and should not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by applicable law.

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering. Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes.

                        GENERAL DESCRIPTION OF SECURITIES

     We may offer by this prospectus shares of our common stock or shares of our preferred stock, or any combination of the foregoing, either individually or as units consisting of one or more securities. The aggregate offering price of securities offered by us under this prospectus will not exceed $30,000,000.

     Our Amended and Restated Certificate of Incorporation, as amended, authorizes the board of directors of the Company, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock, in one or more series, and to fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each of these series. We may amend from time to time our restated certificate to increase the number of authorized shares of preferred stock. Any amendment like this would require the approval of the holders of a majority of the common stock, without a vote of the holders of preferred stock or any series thereof unless a vote of any such holder is required pursuant to the restated certificate or certificates of designations establishing a series of preferred stock. The designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights, redemption and sinking fund provisions and liquidation values of each and any series of preferred stock that we may offer under this prospectus will be fixed from time to time by the board of directors of the Company and will be set forth in a prospectus supplement.

                              PLAN OF DISTRIBUTION

     We may offer the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities may also be sold pursuant to what is known as an equity line of credit. Equity lines of credit are financing arrangements which typically involve a written agreement between a company and an investor whereby the company has the right to "put" its securities to the investor. Under this "put," the company has the right to tell the investor when to buy securities from the company over a set period of time and the investor has no right to decline to purchase the securities. The dollar amount of the equity line is set in the agreement, but the number of shares that the company will actually issue is determined by a formula tied to the market price of the securities at the time (or measured over a period of time including the time) at which the company exercises its "put."

     We may sell the securities (1) through underwriters or dealers, (2) through agents, and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

     o    a fixed price or prices, which may be changed;

     o    market prices prevailing at the time of sale;

     o    prices related to the prevailing market prices; or

     o    negotiated prices.

     We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     In the event we enter into an agreement regarding an equity line of credit which contemplates an "at the market" equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriters in that "at the market" equity offering.

     With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq National Market. To facilitate the offering of the common stock, other than the common stock offered through an equity line of credit, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     o Our Quarterly Report on Form 10Q for the quarter ended June 30, 2001, filed August 14, 2001.

     o Our Annual Report on Form 10 K for the year ended March 31, 2001 filed July 2, 2001, including the amendment thereto on Form 10-K/A filed July 30, 2001.

     o The description of our common stock contained in our registration statement on Form 8-A under Section 12 of the Exchange Act, filed April 2, 1992, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

                            VALENCE TECHNOLOGY, INC.
              ATTENTION: KEVIN MISCHNICK, VICE PRESIDENT OF FINANCE
                     301 CONESTOGA WAY, HENDERSON, NV 89015
           TEL. -- (702) 558-1000; EMAIL - KEVIN.MISCHNICK@VALENCE.COM

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits specified information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                                  LEGAL MATTERS

     The validity of the shares of the securities offered hereby will be passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Los Angeles, California.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report of Form 10-K of Valence for the year ended March 31, 2001 and 2000 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements for the year ended March 28, 1999, incorporated by reference in this Prospectus, have been so incorporated in reliance on the report (which includes an explanatory paragraph regarding substantial doubt about Valence's ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.